Daktronics, Inc. Announces First Quarter Fiscal 2020 Results

Brookings, S.D., August 28, 2019 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2020 first quarter net sales of $180.3 million, operating income of $7.6 million, and net income of $7.0 million, or $0.16 per diluted share, compared to net sales of $154.2 million, operating income of $4.0 million, and net income of $4.6 million, or $0.10 per diluted share, for the first quarter of fiscal 2019.  Fiscal 2020 first quarter orders were $187.5 million, compared to $159.6 million for the first quarter of fiscal 2019. Product order backlog at the end of the fiscal 2020 first quarter was $207 million, compared to $177 million a year earlier and $202 million at the end of the fourth quarter of fiscal 2019.(1)

Fiscal 2020 is a 53-week year and fiscal 2019 was a 52-week year. The extra week of fiscal 2020 fell within the first quarter, resulting in a 14-week quarter versus a 13-week quarter comparison. Sales, orders and other results of operations were impacted due to the additional week of operations.

Cash used in operating activities in the first three months of fiscal 2020 was $18.2 million, compared with cash used in operating activities of $10.3 million in the same period last year. Cash flow from operating activities fluctuated due to a rise in accounts receivable, contract assets, and inventories corresponding with the seasonality of our business. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $24.0 million for the first three months of fiscal 2020, as compared to a negative free cash flow of $14.9 million for the same period of fiscal 2019. Net investment in property and equipment was $5.8 million for the first three months of fiscal 2020, as compared to $4.6 million for the first three months of fiscal 2019. Cash, restricted cash, and marketable securities at the end of the first quarter of fiscal 2020 were $33.0 million, which compares to $43.3 million at the end of the first quarter of fiscal 2019 and $62.1 million at the end of fiscal 2019.

Orders for the first quarter of fiscal 2020 increased 17.5 percent as compared to the first quarter of fiscal 2019. Orders increased in the Commercial, Live Events, and International business units, and decreased in the High School Park and Recreation business unit. Orders were relatively flat in the Transportation business unit. For comparison, orders paced at $13.4 million per week during the first quarter of fiscal 2020 as compared to $12.3 million during the same time last year. Live Event orders increased due to an increase in the number of projects for professional sports, arenas, and college and universities venues. The volatility of order timing for large projects and global accounts varies according to the needs of the customer and is the primary cause of the change in order volume in the Commercial, High School Park and Recreation, and International business units.

Net sales increased by 16.9 percent in the first quarter of fiscal 2020 as compared to the first quarter of fiscal 2019. Net sales increased in the Commercial, Live Events, High School Park and Recreation, and Transportation business units, and decreased in the International business unit. For comparison, sales revenue paced at $12.9 million per week during the first quarter of fiscal 2020 as compared to $11.9 million during the same time last year. The change in sales also correlates to the increase in order levels as well as the timing of converting orders and backlog into sales. Our first quarter is historically one of the busiest quarters as we produce, deliver, and install during the summer construction season.

Gross profit as a percentage of net sales was 25.2 percent for the first quarter of fiscal 2020 as compared to 24.8 percent a year earlier. Global trade factors caused approximately $1.5 million in additional tariff expenses, or a 0.8% impact to gross profit during the first quarter of fiscal 2020 as compared to a nominal expense the same time last year. Operating expenses for the first quarter of fiscal 2020 were $37.9 million, compared to $34.2 million for the first quarter of fiscal 2019. Approximately $2.7 million of this increase is due to the additional week during the first quarter of fiscal 2020. Operating income as a percent of sales for the quarter increased to 4.2 percent as compared to 2.6 percent during the first quarter of fiscal 2019. The effective tax rate for the first quarter of fiscal 2020 was 12.6 percent. During the first quarter of fiscal 2019 estimated tax credits exceeded estimated tax expense, resulting in an effective tax benefit of 13.1 percent.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We are pleased with the strong start to the year in order and sales volumes. Our teams are focused on market development and deployment of our newly designed solutions to both new and existing customers. Our investments are yielding additional features in our control systems and broadening our lineup of displays contributing to increased orders."

Outlook
Kurtenbach added, “We remain optimistic about our long-term outlook. Our product and technology portfolios position us for growth and allows us to serve a growing global customer base. We continue to invest in new technologies and advanced manufacturing techniques to provide innovative solutions. While economic concerns linger and the global tariff and trade environment create headwinds in the near-term, our pipeline of project opportunities remains active and support growth. We are focused on these conditions and on carefully managing capacity and spend to drive profitability.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2019 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2019.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	August 3, 2019	July 28, 2018

Net sales	$180,256	$154,188
Cost of sales	134,751	115,941
Gross profit	45,505	38,247

Operating expenses:
Selling	18,297	16,378
General and administrative	9,093	8,537
Product design and development	10,500	9,292
	37,890	34,207
Operating income	7,615	4,040

Nonoperating income (expense):
Interest income	269	197
Interest expense	(35)	(39)
Other income (expense), net	193	(154)

Income before income taxes	8,042	4,044
Income tax expense (benefit)	1,012	(530)
Net income	$7,030	$4,574

Weighted average shares outstanding:
Basic	45,089	44,638
Diluted	45,261	44,831

Earnings per share:
Basic	$0.16	$0.10
Diluted	$0.16	$0.10

Cash dividends declared per share	$0.05	$0.07

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	August 3, 2019	April 27, 2019
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,762	$35,383
Restricted cash	339	359
Marketable securities	11,878	26,344
Accounts receivable, net	96,218	65,487
Inventories	85,458	78,832
Contract assets	42,809	33,704
Current maturities of long-term receivables	3,997	2,300
Prepaid expenses and other current assets	9,558	8,319
Income tax receivables	1,038	1,087
Property and equipment and other assets available for sale	1,844	1,858
Total current assets	273,901	253,673

Property and equipment, net	66,707	65,314
Long-term receivables, less current maturities	2,163	1,214
Goodwill	7,940	7,889
Intangibles, net	4,568	4,906
Investment in affiliates and other assets	15,361	5,052
Deferred income taxes	11,189	11,168
TOTAL ASSETS	$381,829	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	August 3, 2019	April 27, 2019
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$57,001	$44,873
Contract liabilities	53,421	47,178
Accrued expenses	32,850	32,061
Warranty obligations	9,650	9,492
Income taxes payable	771	468
Total current liabilities	153,693	134,072

Long-term warranty obligations	15,800	14,978
Long-term contract liabilities	10,140	10,053
Other long-term obligations	8,732	1,339
Long-term income taxes payable	727	578
Deferred income taxes	544	533
Total long-term liabilities	35,943	27,481
TOTAL LIABILITIES	189,636	161,553

SHAREHOLDERS' EQUITY:
Common stock	58,478	57,699
Additional paid-in capital	43,204	42,561
Retained earnings	98,373	93,593
Treasury stock, at cost	(3,021)	(1,834)
Accumulated other comprehensive loss	(4,841)	(4,356)
TOTAL SHAREHOLDERS' EQUITY	192,193	187,663
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$381,829	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	August 3, 2019	July 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,030	$4,574
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,383	4,488
Loss on sale of property, equipment and other assets	(26)	(69)
Share-based compensation	643	651
Equity in loss of affiliate	118	134
Provision for doubtful accounts	5	(29)
Deferred income taxes, net	(40)	(65)
Change in operating assets and liabilities	(30,331)	(19,944)
Net cash used in operating activities	(18,218)	(10,260)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,856)	(4,727)
Proceeds from sales of property, equipment and other assets	73	106
Purchases of marketable securities	—	(1,986)
Proceeds from sales or maturities of marketable securities	14,510	9,181
Purchases of and loans to equity investment	(455)	(426)
Acquisitions, net of cash acquired	—	(2,250)
Net cash provided by (used in) investing activities	8,272	(102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	57
Principal payments on long-term obligations	(1,221)	(458)
Dividends paid	(2,250)	(3,121)
Payments for common shares repurchased	(1,187)	—
Net cash used in financing activities	(4,658)	(3,522)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(37)	70
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14,641)	(13,814)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	35,742	29,755
End of period	$21,101	$15,941

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	August 3, 2019	July 28, 2018	Dollar Change	Percent Change
Net Sales:
Commercial	$44,035	$30,569	$13,466	44.1%
Live Events	59,306	49,472	9,834	19.9
High School Park and Recreation	30,465	28,120	2,345	8.3
Transportation	19,018	17,157	1,861	10.8
International	27,432	28,870	(1,438)	(5.0)
	$180,256	$154,188	$26,068	16.9%
Orders:
Commercial	$38,648	$35,792	$2,856	8.0%
Live Events	66,969	39,395	27,574	70.0
High School Park and Recreation	30,552	38,449	(7,897)	(20.5)
Transportation	22,215	21,916	299	1.4
International	29,079	24,058	5,021	20.9
	$187,463	$159,610	$27,853	17.5%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Three Months Ended
	August 3, 2019	July 28, 2018
Net cash used in operating activities	$(18,218)	$(10,260)
Purchases of property and equipment	(5,856)	(4,727)
Proceeds from sales of property and equipment	73	106
Free cash flow	$(24,001)	$(14,881)

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.